Exhibit 99.1

Koger Equity, Inc. Announces Dividend

    BOCA RATON, Fla.--(BUSINESS WIRE)--Aug. 15, 2003--Koger Equity, Inc. (NYSE:KE) announced today that its Board of Directors declared a quarterly dividend of $0.35 per share to be paid on November 6, 2003, to shareholders of record on September 30, 2003.
    Koger Equity, Inc. owns and operates 124 office buildings, containing 8.93 million rentable square feet, located primarily in 16 suburban office projects in nine cities in the Southeastern United States and Texas.
    For more information about Koger Equity, contact its website at http://www.koger.com or Investor Relations, 225 NE Mizner Boulevard, Suite 200, Boca Raton, Florida 33432-3945, or call 1-800-850-2037.

    CONTACT: Koger Equity, Inc.
             Investor Relations, Randal Martin, 1-800-850-2037 or
             Integrated Corporate Relations
             Brad Cohen, 203-222-9013